Schedule 99.1

On May 20, 2005, the Company completed the sale of its wholly owned subsidiary, Ault Korea Corp. (“Ault Korea”), to JEC Korea Co., Ltd. (“JEC”) for $3.8 million.  The transaction results in a book loss of approximately $2,400,000.  The agreement includes the receipt of $1.5 million in cash and $2.3 million in a secured note.  The sale includes all assets and liabilities of Ault Korea Corporation and the use of the “Ault Korea” name in Korea for a period of three years.  Ault Korea includes the property in Seoul, South Korea and approximately 110 employees.

The Company has restated the 2005 and 2004 financial statements to present the operating results and net assets of Ault Korea as discontinued operations.  Discontinued operations assets and liabilities and revenues include the following:

May 30,
2004
Current Assets Related to Discontinued Operations
Cash	$221,339
Accounts Receivable	2,496,526
Inventory	3,245,461
Prepaid and Other Expenses	437,684
Total Current Assets Related to Discontinued Operations	$6,401,010

Non-current Assets Related to Discontinued Operations
Property, Plant and Equipment, net	$4,546,432
Other Assets	31,852
Total Non-current Assets Related to Discontinued Operations	$4,578,284

Current Liabilities Related to Discontinued Operations
Notes Payable to Bank	$2,685,003
Accounts Payable	2,350,260
Accrued Compensation	388,184
Total Current Liabilities Related to Discontinued Operations	$5,423,447

Non-current Liabilities Related to Discontinued Operations
Other Long-Term Liabilities	$203,465

	Twelve Months	Twelve Months
	Ending	Ending
	May 29,	May 30,
	2005	2004
Net Sales	12,973,692	9,748,493

Profit (Loss) from Discontinued Operations (net of tax expense, $0 in 2005 and $13,127 in 2004)	(153,074)	150,607